Exhibit 4.7

EXTRAORDINARY AND ORDINARY SHAREHOLDERS’ MEETING

APRIL 5, 6 OR 7, 2005

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, in or into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two non-U.S. companies. The merger in which Tim ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the various documents, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and Tim are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of Tim otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

ATTENDING TELECOM ITALIA SHAREHOLDERS’ MEETINGS

Telecom Italia does not require share-blocking in order to attend its shareholders’ meetings: Telecom Italia shareholders are required to deposit their shares, that is to instruct the depositary to duly inform the issuer no later than two days before the meeting and provide them with a proper certification, to be produced when the meeting takes place. No transfer is required and this procedure does not involve any blocking, as the shares may be withdrawn at any time. In case of the shares’ withdrawal, their prior deposit becomes ineffective for purposes of attending the meeting.

Notwithstanding the foregoing, certain depositaries may impose share-blocking for technical reasons or require several days’ prior notice in order to comply with the deposit requirements and procedures in a timely manner. Telecom Italia accepts no liability for any requirements or procedures that may be imposed by such depositaries.

According to the Company’s bylaws, ordinary shareholders may cast their vote by mail. The documentation for voting by mail will be available from March 14, 2005 at the Registered Offices of the Company and Telecom Italia North America Inc. (745 Fifth Avenue, New York, NY 10151) and can also be requested through authorized depositaries.

Holders of Telecom Italia ADRs listed on the New York Stock Exchange and representing Telecom Italia ordinary shares who wish to attend shareholders’ meetings must contact JP Morgan Chase Bank, the depositary for such ADRs.

ITEMS OF THE AGENDA

EXTRAORDINARY RESOLUTIONS

Approval of the merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A.—related and consequent resolutions

Shareholders will be asked to approve the merger of the 84%-owned subsidiary Telecom Italia Mobile S.p.A. (which operates in the mobile business in Italy through Tim Italia S.p.A. and abroad—specifically South America and the Mediterranean basin—through Tim International N.V.) with and into Telecom Italia.

As a result of the merger Tim shareholders will exchange their shares with newly-issued Telecom Italia shares according to the following ratios:

✓	1.73 Telecom Italia ordinary shares for each Tim ordinary share;

✓	2.36 Telecom Italia savings shares for each Tim savings share.

To this end Telecom Italia will increase its share capital by a maximum nominal amount of euro 1,420,690,865.55 through the issuance of a maximum of 2,291,344,587 ordinary shares and 291,729,714 savings shares. The maximum amount of the increase in Telecom Italia’s share capital was calculated without considering (i) Tim ordinary and savings shares held by Telecom Italia and (ii) Tim’s treasury shares, which will be cancelled without exchange when the merger becomes effective.

According to applicable Italian law, the Milan Court appointed the audit firm Mazars & Guerard S.p.A. to act as expert and submit to Telecom Italia shareholders a specific report on the aforementioned exchange ratios. Mazars & Guerard acknowledged that the valuation methods adopted by Telecom Italia directors to fix them, based upon the advice of their financial advisors (JPMorgan Chase NA, Mediobanca Banca di Credito Finanziario S.p.A., MCC S.p.A.—Capitalia Gruppo Bancario and, according to the recommendations by the Committee for internal control and corporate governance, Goldman Sachs International) are, under the circumstances, reasonable and not arbitrary and they have been correctly applied in the determination of the exchange ratios.

Reconta Ernst & Young S.p.A. (acting as expert for Tim, following the appointment by the Turin Court) reached corresponding conclusions with reference to the valuation methods adopted by Tim directors, based upon the advice of their financial advisors (Lazard & Co. S.r.l., Credit Suisse First Boston, and, according to the recommendations by Tim Committee for internal control, Merrill Lynch International—Milan office and Studio Casò, in the person of Angelo Casò).

The merger plan (to be approved by the shareholders of both Telecom Italia and Tim), the reports by the Boards of Directors of the merging companies on the transaction and the aforementioned reports by Mazars & Guerard and Reconta Ernst & Young are available at the Company’s Registered Office and the registered office of Telecom Italia North America Inc., 745 Fifth Avenue, New York, NY 10151 and they are posted on Telecom Italia website as well. In addition, an Information Document concerning the merger will be available from March 25 onwards.

ORDINARY RESOLUTIONS

Financial statements for the year ended 31 December 2004—Related and consequent resolutions

Shareholders will be asked to approve the Company’s financial statements for the year 2004, and therefore—inter alia—declare a dividend in the following amounts:

•	euro 0.1093 per each ordinary share;

•	euro 0,1203 per each savings share.

The draft financial statements submitted for Shareholders’ approval show a net income of euro 2,134,847,901.71, which permits last year’s dividend policy to be improved. Specifically, the proposed level of dividend involves an increase equal to 5% with respect to the dividend distributed to ordinary shares in May 2004.

Subject to Shareholders’ approval, the Company will pay the dividend on April 21, 2005, while the shares will trade ex dividend as from April 18, 2005.

Expansion of the Board of Directors—resolutions

-	to redetermine the number of directors

-	to redetermine the total annual remuneration of the Board

-	to appoint two directors

The proposed merger of Tim into Telecom Italia makes it desirable to propose an expansion of the Board of Directors of the absorbing company to include two members of the present Board of Directors of Tim: Marco De Benedetti (Chief Executive Officer) and Enzo Grilli (independent director). Subject to Shareholders’ approval, the independent directors will continue to be a majority in the Board.

Therefore Shareholders will be asked to vote separately on the following resolutions:

-	to change the number of the Company’s directors from 19 to 21;

-	to fix the maximum total annual gross amount of directors’ remuneration at euro 3,000,000 (presently it is equal to euro 2,700,000);

-	to appoint Marco De Benedetti and Enzo Grilli to the Company’s Board of Directors for the duration of the present Board’s mandate, that is until the Shareholders’ Meeting called to approve the 2006 financial statements.

It should be noted that the proposed resolutions to expand the Board of Directors do not call for the application of the vote-by-slate system for appointing directors, which Telecom Italia’s bylaws provide for only in the case of renewal of the entire Board.

The curricula of the two candidates are posted on Telecom Italia website.

FURTHER INFORMATION

More detailed information on the various items of the agenda is available at Telecom Italia registered office and the registered office of Telecom Italia North America Inc., 745 Fifth Avenue, New York, NY 10151 - where they are deliverable at request free of charge—and posted on the Company’s website (www.telecomitalia.it).

Requests for clarifications or information may be made by calling the toll-free number: 800020220 (for calls from inside Italy) or the number: +39 011 4404900 (for calls from outside Italy) or sending an e-mail to the following address: corporate.affairs@telecomitalia.it

Telecom Italia S.p.A.

Registered Office in Milan, Piazza degli Affari, 2 (Italy)

Corporate Headquarters in Rome, Corso d'Italia, 41 (Italy)

Fully paid-up share capital Euro 8,868,946,358.25

Tax/VAT and Milan Company Register number 00488410010

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